PROSPECTUS SUPPLEMENT                      FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated January 29, 2002)               REGISTRATION NO.  333-43142










                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:



                                                                                                   Primary
                                                                                     Share         Trading
                              Name of Company                         Ticker        Amounts        Market
          _____________________________________________________   ______________  __________  ________________
           Aether Systems, Inc.                                        AETH           1            NASDAQ
           AT&T Wireless Services                                      AWE           40             NYSE
           Crown Castle International Corp.                            CCI            4             NYSE
           Deutsche Telekom AG *                                        DT         18.4841          NYSE
           LM Ericsson Telephone Company *                            ERICY          74            NASDAQ
           Motorola, Inc.                                              MOT           41             NYSE
           Netro Corporation, Inc.                                     NTRO           1            NASDAQ
           Nextel Communications, Inc.                                 NXTL          16            NASDAQ
           Nextel Partners, Inc.                                       NXTP           4            NASDAQ
           Nokia Corp. *                                               NOK           23             NYSE
           Qualcomm Incorporated                                       QCOM          13            NASDAQ
           Research In Motion Limited                                  RIMM           2            NASDAQ
           RIF Micro Devices, Inc.                                     RFMD           4            NASDAQ
           SK Telecom Co., Ltd. *                                      SKM           17             NYSE
           Sprint Corporation--PCS Group **                            PCS           21             NYSE
           Telesp Cellular Holding Company *                           TCP            3             NYSE
           United States Cellular Corporation                          USM            1             AMEX
           Verizon Communications                                       VZ           17             NYSE
           Vodafone Group p.l.c. *                                     VOD           21             NYSE
           Western Wireless Corporation                                WWCA           2            NASDAQ

           -------------------------------
           * The securities of these non-U.S. companies trade in the United States as American depositary receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

           ** The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

         As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

         The securities included in the Wireless HOLDRS are currently represented in the Information Technology and Telecommunication Services GICS sectors. The Standard & Poor's GICS sector classifications of the securities included in the Wireless HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

         As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Wireless HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the Wireless HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the Wireless HOLDRS trust.

         In addition, securities of a new company will be added to the Wireless HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the Wireless HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.


            The date of this prospectus supplement is June 30, 2002.


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